ADDENDUM TO MANAGEMENT AGREEMENT

     This Addendum, dated as of March 6, 2002, supplements the Management Agreement, dated as of November 16, 1998, as amended pursuant to Addendum to Management Agreement, dated as of December 1, 2000 and June 18, 2001 (the "Agreement"), by and between American Century Variable Portfolios, Inc., ("ACVP") and American Century Investment Management, Inc. ("ACIM").

     WHEREAS, the Board of Directors of ACVP adopted an amendment to the Multiple Class Plan that provides for the issuance of a new class of shares (the "Class III Shares");

     IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

     1. ACIM shall manage the following ACVP funds issuing Class III Shares in accordance with the terms and conditions specified in the Agreement, and for such management ACIM shall receive the Applicable Fee set forth below:

  Name of Fund/Series        Name of Class              Applicable Fee

  VP Ultra                   Class III                1.00% of first $20 billion
                                                          0.95% over $20 billion

  VP Value                   Class III               1.00% of first $500 million
                                                  0.95% of the next $500 million
                                                           0.90% over $1 billion

  VP International           Class III               1.50% of first $250 million
                                                  1.20% of the next $250 million
                                                         1.10% over $500 million

  VP Income & Growth         Class III                  0.70%

     IN WITNESS WHEREOF, the parties have caused this Addendum to the Management Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                              AMERICAN CENTURY
                                                     VARIABLE PORTFOLIOS, INC.


__________________________          ____________________________________
Charles A. Etherington                      David C. Tucker
Vice President                              Senior Vice President

Attest:                                              AMERICAN CENTURY INVESTMENT
                                                     MANAGEMENT, INC.


__________________________          ______________________________
Charles A. Etherington                      David C. Tucker
Assistant Secretary                         Senior Vice President